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                                                             EXHIBIT 10.4



August 23, 1997



Rocco J. Fabiano
1646 Lugano Lane
Del Mar, CA 92014


Dear Mr. Fabiano:

SUBJECT:  EMPLOYMENT AGREEMENT

We wish you to accept employment with ACC Consumer Finance Corporation (the "Corporation"), a subsidiary of Household International, Inc. ("Household") as of the closing date ("Closing Date") of the merger of the Corporation and a subsidiary of Household, and to provide you with fair and equitable treatment along with a competitive compensation package. Also, we wish to assure your continued attention to your duties without any possible distraction arising out of uncertain personal circumstances in a change in control environment. We recognize that in the event of a change in control of the Corporation or Household it is likely that your duties and responsibilities would be substantially altered.

1.      a.     Beginning with the Closing Date, you will be employed by the
               Corporation as President and Chief Executive Officer. In that capacity you are entitled to the following:

               i.   A minimum annual salary of $249,000;

               ii. An annual bonus having a targeted value equal to seventy five per cent (75%) and a maximum value of one hundred twenty five per cent (125%) of your annualized salary as of the end of the period in which the bonus is earned. The amount of bonus for any year that you actually receive,if any, will depend on the achievement of the corporate and your individual goals established for that year and the terms of the Household International Corporate Executive Bonus Plan, and any successor or substitute plan or plans (the "Bonus Plan"). However, subject only to the following sentence, your minimum bonus for calendar 1997 and calendar 1998 will be $249,000 or if greater 100% of your annualized salary as of the end of the year in which the bonus is earned. Your bonus

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                     will be prorated based on the number of elapsed months in
                     the performance period in the case of death, permanent and total under the Household Retirement Income Plan or any successor tax qualified defined benefit plan; and

          iii. Other compensation, benefits and perquisites as described in, and in accordance with, Household's compensation, benefit and perquisite plans (the "Plans") applicable to senior executives of Household.

          b. You will receive, as of the Closing Date, a grant of an option to purchase 25,000 shares of common stock of Household. Such option will have a 10-year term, will be granted with an exercise price equal to the fair market value of a share of Household common stock on such Closing Date and will become exercisable at a rate of 25% per annum of the aggregate number of shares under the option on each of the first, second, third and fourth anniversaries of the date of the grant. You will be eligible for future grants of stock options and/or restricted stock rights under the Household International 1996 Long-Term Executive Incentive Compensation Plan, and any successor or substitute plan or plans (the "Long-Term Plan"). The amount and frequency of future grants shall be solely determined by Household's Board of Directors and shall reflect your level of responsibility with Household or its affiliates.

2. Subject to termination as provided herein, the initial term of this Agreement shall be for three (3) years from the Closing Date. Thereafter the term shall be for 18 whole calendar months, and shall be "evergreen"; that is shall continue monthly as an 18 month term, unless the Corporation gives to you not less that 17 whole calendar months notice that the term as monthly continued shall not be so continued; provided further, that in no event shall the term be continued beyond your sixty-fifth birthday. This Agreement may also be terminated prior to that time by Household or you, with or without cause, upon ninety (90) days prior written notice and with the consent of both parties to this Agreement.

3. During your employment with the Corporation or Household (or any affiliate of Household) you will devote your reasonably full business time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your position.


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4.   In consideration of your employment with the Corporation or Household (or any affiliate of Household), it is mutually agreed that:

     a. In the event your employment is terminated during the term of this Agreement by Household or the Corporation or such Household affiliate for any reason other than:

          i. misconduct which is willful and deliberate knowing that it is detrimental in a significant way to the interests of the Corporation or Household;

          ii.  death; or

          iii. inability, for reasons of disability, reasonably to perform your duties for 6 consecutive calendar months;

     b. In the event that during the term of this Agreement you resign your position with the Corporation or Household or such Household affiliate because, within 6 whole calendar months prior to your resignation, any successor to Household, by acquisition of stock or substantially all of the assets, by merger or otherwise, failed to expressly adopt or otherwise repudiated this Employment Agreement; or

     c. In the event that during the term of this Agreement you resign your position with the Corporation or Household or such Household affiliate because within 6 whole calendar months prior to your resignation one or more of the following events occurred:

          (i)   your annual salary was reduced;

          (ii) your annual target bonus or your status or responsibilities were substantially changed;

          (iii) your benefits under the Household Retirement Income Plan or any successor tax qualified defined benefit plan were reduced for reasons other than to maintain its tax qualified status and such reductions were not supplemented in the Household Supplemental Retirement Income Plan ("HSRIP"); or your benefits under HSRIP were reduced;

          (iv) your other benefits or perquisites were reduced and such reductions were not uniformly applied with respect to all senior executives of Household;


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          (v)    you were reassigned to a geographical area outside of the San
                 Diego, California, metropolitan area, but only if such reassignment occurred on or prior to the second anniversary of the Closing Date;

          (vi) any successor to the Corporation by acquisition of stock or substantially all of the assets, by merger or otherwise, failed to expressly adopt or otherwise repudiated this Employment Agreement;

          (vii) you received written notice that your employment contract was not renewed; or

          (viii) over 50% of the Corporation's stock is not held by Household, or Household sells substantially all of the assets of, liquidates, or otherwise disposes of, the Corporation;

     Household shall be required, and hereby agrees, to make promptly a lump sum cash payment to you in an amount equal to 100% of your then annual rate of salary plus 100% of the average of the last two years' cash bonuses; provided, however, that if your termination of employment should occur during the initial three (3) year term of this Agreement, such cash payment shall equal the greater of (i) the amount set forth above or (ii) the product of (A) the sum of 100% of your then annual rate of salary plus the greater of 100% of the average of the last two years' cash bonuses or $249,000, times (B) the number of whole and partial years remaining in such initial term; and provided further that if the term of this Agreement is less than 18 months because you are within 18 months of becoming age 65, the amount shall be multiplied by a fraction the numerator of which is the number of months left in the term, and the denominator of which is 18.
     This payment shall be in addition to all other compensation and benefits accrued to the date of termination of employment. Household shall also be required, and hereby agrees, to make promptly an additional cash payment to you in an amount equal to the product of (i) 75% of your annual salary, times (ii) a fraction, the numerator of which equals the number of days you were employed by the Corporation during the calendar year in which your termination occurs and the denominator of which equals 365. Payments under this paragraph 4 are in lieu of any other severance that Household may provide for its employees.

5. You are not required to mitigate the amount of any payments to be made by the Corporation, Household or any affiliate thereof pursuant to this Agreement by seeking

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     other employment, or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you as the result of self-employment or your employment by another employer after the date of termination of your employment with Household, the Corporation or any affiliate thereof.

6. Except as provided below, if any amounts payable to you (whether or not such amounts are payable pursuant to this Agreement) (the "Severance Payments") are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar federal, state or local tax that may hereafter be imposed), then Household shall pay to you within 30 days after you are terminated an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 6, shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any other payments or benefits received or to be received by you in connection with a change in ownership or effective control within the meaning of Section 280G of the Code or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Household or the Corporation, any person whose actions result in a change in control or any other person affiliated with Household, the Corporation or such person) (which, together with the Severance Payments, constitute the "Total Payments") shall be treated as "Parachute Payments" within the meaning of Section 280G(b)(2) of the Code, and all "Excess Parachute Payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel reasonably selected by Household such other payments or benefits (in whole or in part) do not constitute Parachute Payments, or such Excess Parachute Payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of Excess Parachute Payments (after applying this paragraph 6); and (iii) the value of any non-cash benefits or any deferred payments or benefit shall be determined by an accounting firm reasonably selected by Household in accordance with the principles

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     of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the event of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the event of termination, you shall repay to Household within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the event of termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Household shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

     However, if any part or all of the amounts to be paid to you constitute "Parachute Payments" within the meaning of section 280G(b)(2)(A) of the Code, and a reduction of the amount by 10% or less would totally avoid the imposition of any Excise Tax, such amounts shall be reduced so that the aggregate present value of the amounts constituting such Parachute Payments will be equal to 299% of your "annualized includible compensation for the base period," as such term is defined in section 280G(d)(1) of the Code. For the purpose of this subparagraph, present value shall be determined in accordance with section 280G(d)(4) of the Code.

7. If a dispute arises regarding the termination of your employment or the interpretation or enforcement of this Agreement and you obtain a final judgment in your favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or your claim is settled by Household, the Corporation or its successor prior to the rendering of such a judgment, all reasonable legal and

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     other professional fees and expenses incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing your claim will be promptly paid by Household, the Corporation or its successor with interest thereon at the highest statutory rate of your state of domicile for interest on judgments against private parties from the date of payment thereof by you to the date of reimbursement to you by Household, the Corporation or its successor.

8. During the course of your performance under this Agreement, you will receive and be exposed to confidential and proprietary information relating to Household's and the Corporation's business practices and strategies (including the business practices and strategies of the Corporation's predecessor, ACC Consumer Finance Corporation) ("Confidential Information"). Such Confidential Information may include but shall not be limited to confidential and proprietary information that is marked "Confidential" or its equivalent and the Corporation's marketing and customer support strategies, financial information, including sales, costs, profits and pricing methods, internal organization, employee lists and customer lists. At all times during the term of employment and thereafter, you will hold in strictest confidence and will not disclose or use any Confidential Information, except as such disclosure or use may be required in connection with your work for the Corporation or Household. Notwithstanding the foregoing, "Confidential Information" shall not be deemed to include information which you can demonstrate: (i) is now, or hereafter becomes, through no act or failure to act on your part, generally known or publicly available; or (ii) was known by you prior to July 15, 1993.

9. During the initial three (3) year term of this Agreement you shall not invest or engage in any business which is principally a sub-prime consumer auto lender (the "Competitor"), or accept employment with or render services to any Competitor within the United States or Canada. During the twenty-four (24) calendar months following the initial three (3) year term of this Agreement, you shall not invest or engage in any business which is a Competitor or accept employment with or render services to any Competitor within the United States or Canada unless that Competitor has been in existence and operating for more than three (3) years at that time. For the period ending one (1) year after the termination of this Agreement or after your termination of employment, whichever is later, you will not solicit to hire any employee of the Corporation or Household which would result in a termination of his or her

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     employment with the Corporation or Household in order to join any company or organization in which you have an interest, financially or otherwise.

10. The parties intend that this Agreement shall supersede any employment agreement entered into by and between you and ACC Consumer Finance and American Credit Corporation and/or any subsidiary or affiliate thereof, including the agreement dated November 1, 1995.

11. The provisions of this Agreement shall be construed, to the extent possible, so as to guarantee their enforceability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

12. Any successor to the Household or the Corporation, by acquisition of stock or substantially all of the assets, by merger or otherwise, shall be required to adopt and abide by the terms of this Agreement. This Agreement, and any rights to receive payments hereunder, may not be transferred, assigned or alienated by you.

13. All benefits under this Agreement shall be general obligations of the Corporation or Household which shall not require the segregation of any funds or property. Notwithstanding the foregoing, in the discretion of the Corporation or Household, the Corporation or Household may establish a grantor trust or other vehicle to assist it in meeting its obligations hereunder, but any such trust or other vehicle shall not create a funded account or security interest for you.

14. This Agreement may only be amended or terminated by written agreement, signed by both of the parties. It is agreed that Household may assign this Agreement to the Corporation or any of its affiliates, but such assignment shall not release Household or Corporation from their obligations hereunder.



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Our signatures below indicate our mutual agreement and acceptance of the foregoing terms and provisions, all as of the date first above set forth.

Sincerely,

HOUSEHOLD INTERNATIONAL, INC.

By:   /s/ Lawrence N. Bangs
     --------------------------------
          Lawrence N. Bangs
          Group Executive

      /s/ Rocco J. Fabiano
     --------------------------------
          Rocco J. Fabiano